TRIMAS REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
Company Provides 2023 Outlook
BLOOMFIELD HILLS, Michigan, February 23, 2023 - TriMas (NASDAQ: TRS) today announced financial results for the fourth quarter and full year ended December 31, 2022.
TriMas Highlights
•Increased net sales for the year by 3.1%, with continued strong order backlog within TriMas' Aerospace and Specialty Products groups
•Achieved 2022 operating profit of $99.1 million, a 4.2% increase compared to 2021
•Expanded TriMas Packaging group's product offering for the life sciences end market with the foundational acquisitions of Intertech and Omega Plastics
•Recently announced the acquisitions of Aarts Packaging and Weldmac Manufacturing
•Provided an approximate 3% return of capital yield to shareholders via share buybacks and dividends in 2022
Fourth Quarter 2022
TriMas reported fourth quarter net sales of $203.3 million, a decrease of 2.7% compared to $209.0 million in fourth quarter 2021, as organic growth in TriMas' Aerospace and Specialty Products groups, and acquisition-related sales were more than offset by lower demand for TriMas Packaging's products used in certain consumer goods and industrial applications, and the impact of unfavorable currency exchange. The Company reported operating profit of $26.3 million in fourth quarter 2022 compared to $17.6 million in fourth quarter 2021. Adjusting for Special Items(1), fourth quarter 2022 adjusted operating profit was $36.3 million compared to $24.5 million in the prior year period. During fourth quarter 2022, the favorable impacts of price increases and the successful completion of a property divestiture, resulting in a $17.6 million pre-tax gain, more than offset the impact of lower sales and cost absorption, less favorable product sales mix, and continuing supply and labor constraints.
The Company reported fourth quarter 2022 net income of $18.8 million, or $0.45 per diluted share, compared to $12.8 million, or $0.30 per diluted share, in fourth quarter 2021. Adjusting for Special Items(1), fourth quarter 2022 adjusted net income(2) was $22.9 million, a 14.0% increase compared to $20.1 million in the prior year period, primarily as a result of higher operating profit in fourth quarter 2022, partially offset by a higher effective tax rate. Fourth quarter 2022 adjusted diluted earnings per share(2) was $0.62, an increase of 10.7% compared to $0.56, in the prior year period.
Full Year 2022
For the full year 2022, TriMas reported net sales of $883.8 million, an increase of 3.1% compared to $857.1 million in 2021, as organic sales growth in TriMas' Specialty Products group and acquisition-related sales more than offset the lower demand for certain TriMas Packaging's products used in consumer goods applications and the impact of unfavorable currency exchange. In addition, stronger than anticipated orders within TriMas' Aerospace group overcame the planned reduction of special stocking orders which benefited TriMas Aerospace in 2021. The Company reported operating profit of $99.1 million in 2022, compared to $95.1 million in 2021. Adjusting for Special Items(1), 2022 adjusted operating profit was $116.2 million, an increase of 3.1% compared to $112.8 million in the prior year period, as the favorable impacts of more than $22 million of pre-tax property divestiture gains and pricing initiatives more than offset lower sales and cost absorption, less favorable product sales mix, higher energy costs, and supply and labor constraints.
The Company reported full year 2022 net income of $66.2 million, or $1.56 per diluted share, compared to $57.3 million, or $1.32 per diluted share, in 2021. Full year 2022 adjusted net income(2) was $75.9 million, a 5.9% decrease compared to $80.6 million in 2021, and adjusted diluted earnings per share(2) was $2.12 compared to $2.24 in 2021. The year-over-year reductions in adjusted net income(2) and adjusted diluted earnings per share(2) were impacted by a higher effective tax rate.
"As we closed out the year, our results came in largely as anticipated," said Thomas Amato, TriMas President and Chief Executive Officer. "While we acknowledge there were macro-economic challenges in the year, we leveraged our TriMas Business Model to flex manufacturing costs where practical, while remaining mindful of what we believed may be a temporary demand effect. We also swiftly executed on two property divestitures to unlock cash and earnings value for the Company, which supplemented our second half 2022 performance."
"During the fourth quarter, we achieved adjusted diluted EPS(2) of $0.62 on a sales decline of 2.7%, with pockets of strength and strong backlogs in certain of our end markets. To date, our proactive operational and treasury actions have enabled TriMas to be well-positioned for unprecedented market conditions, enabling our continued focus on our long-range objectives. Looking to 2023, notwithstanding a more cautious near-term outlook, our ability to generate compelling annual cash flow allows us to continue to invest in innovation, pursue acquisitions, pay a dividend and opportunistically repurchase shares."
"We also continued to make substantial progress on our ESG journey, and we are committed to continuously enhancing our sustainability strategy and positively impacting society. I believe TriMas is better positioned today than ever to create long-term value for our customers, employees and shareholders, while at the same time benefiting our global community. We are confident that TriMas’ diversified end market model, commitment to innovation, low leverage, cash generation profile and dedicated global workforce will provide value creating opportunities, even in challenging periods," Amato concluded.
Financial Position
During 2022, the Company used $64.1 million for acquisitions, repurchased nearly 1.3 million shares of its outstanding common stock for $36.9 million, and reduced its net outstanding shares by approximately 2.6%. TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock, totaling $6.9 million, in 2022. In 2022, the Company provided an approximate return of capital yield to its shareholders of 3% between share buybacks and quarterly dividends.
TriMas ended 2022 with $410.0 million of cash and aggregate availability under its revolving credit facility, $112.1 million of cash on hand and a leverage ratio of 1.9x as defined in the Company's credit agreement. TriMas reported total debt of $394.7 million and Net Debt(3) of $282.6 million as of December 31, 2022.
The Company reported net cash provided by operating activities of $25.9 million for fourth quarter 2022, compared to $56.5 million in fourth quarter 2021. On a full year basis, TriMas reported net cash provided by operating activities of $72.6 million, compared to $134.2 million for 2021. As a result, the Company reported Free Cash Flow(4) of $14.2 million for fourth quarter 2022 compared to $43.9 million in fourth quarter 2021. For 2022, TriMas reported Free Cash Flow(4) of $43.1 million compared to $99.6 million in 2021. Please see Appendix I for further details.
Fourth Quarter Segment Results
TriMas' Packaging segment net sales for the fourth quarter decreased 14.5%, including 3.8% of unfavorable currency exchange, compared to the year ago period, as sales from recent acquisitions were more than offset by lower demand, most notably for certain product lines for the personal care and industrial submarkets. Fourth quarter operating profit and the related margin percentage declined, as a result of lower sales levels and the related absorption of costs, and a less favorable product sales mix. During first quarter 2023, the Company closed on the acquisition of Aarts Packaging, an innovative, luxury packaging solutions provider for beauty and lifestyle brands, as well as for customers in the food and life sciences end markets.
TriMas' Aerospace segment net sales for the fourth quarter increased 6.5% compared to the year ago period, driven by increased aerospace production demand and acquisition-related sales, which more than offset the planned reduction in special stocking orders, which were predominantly fulfilled in 2021. Fourth quarter operating profit and the related margin decreased, as the impact of higher sales was more than offset by the impact of continued supply chain and labor constraints, increased input costs, and a less favorable product sales mix related to the 2021 higher margin special stocking orders. During the period, demand increased within TriMas Aerospace commensurate with increased market demand for commercial aerospace applications, adding to the sales backlog. Earlier today, the Company announced an agreement to acquire the operating net assets of Weldmac Manufacturing Company, a leading designer and manufacturer of high-performance, complex metal fabricated components and assemblies for the aerospace, defense and space launch end markets.
TriMas' Specialty Products segment net sales for the fourth quarter increased 24.2% compared to the year ago period, primarily due to higher demand for steel cylinders used in construction and HVAC applications, as well as increased sales of engines and replacement parts for stationary power generation units, as demand has increased in natural gas and crude oil extraction activity. Fourth quarter operating profit and the related margin level increased, as a result of higher sales and the positive impact of previous factory floor improvement actions more than offset inflationary pressures.

Outlook
The Company expects TriMas' 2023 consolidated sales to increase 10% to 15% compared to 2022. The Company expects full year 2023 adjusted diluted earnings per share(2) to be between $2.00 to $2.20 per share. For first quarter 2023, adjusted diluted earnings per share(2) is anticipated to be in the range of $0.24 to $0.28. In addition, the Company is targeting full year 2023 Free Cash Flow(4) to be greater than 100% of net income.

"While we do not customarily provide quarterly guidance, we believe it prudent to provide first quarter guidance today given it is not indicative of our expectations for the remainder of 2023. We are forecasting a demand recovery within TriMas Packaging as we move through 2023, as our customers continue to work through high inventory levels, and we collectively assess changes in consumer confidence. As such, we anticipate first quarter EPS to be lower than the prior year quarter, and are forecasting sequential improvement in the second and third quarters driven by a reversion to a more normalized seasonal selling period, which did not occur in 2022. We remain excited about our prospects for the future, and believe our strategy to deploy our strong cash flow to augment TriMas' core growth with acquisitions will continue to drive long-term value for our shareholders," commented Amato.
The above outlook includes the impact of all announced acquisitions. All of the above amounts considered as 2023 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)
Conference Call Information
TriMas will host its fourth quarter and full year 2022 earnings conference call today, Thursday, February 23, 2023, at 10:00 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada) and ask to be connected to the TriMas Corporation fourth quarter and full year 2022 earnings conference call. The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13735882, beginning February 23, 2023 at 3:00 p.m. ET through March 9, 2023 at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic; competitive factors; market demand; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations, including, but not limited to, risks relating to rising tensions between the United States and China; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance (“ESG”) goals and achieve our sustainability and ESG goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises, such as the ongoing coronavirus pandemic; the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimascorp.com under the “Investors” section.
(1)     Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2) The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(1), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(4)     The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,500 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$112,090	$140,740
Receivables, net	132,370	125,630
Inventories	163,360	152,450
Prepaid expenses and other current assets	14,840	12,950
Total current assets	422,660	431,770
Property and equipment, net	277,750	265,630
Operating lease right-of-use assets	47,280	50,650
Goodwill	339,810	315,490
Other intangibles, net	188,110	196,730
Deferred income taxes	9,400	9,740
Other assets	19,990	33,630
Total assets	$1,305,000	$1,303,640
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$85,210	$87,800
Accrued liabilities	46,660	58,980
Operating lease liabilities, current portion	8,280	8,120
Total current liabilities	140,150	154,900
Long-term debt, net	394,730	393,820
Operating lease liabilities	41,010	43,780
Deferred income taxes	20,940	21,260
Other long-term liabilities	56,340	59,030
Total liabilities	653,170	672,790
Total shareholders' equity	651,830	630,850
Total liabilities and shareholders' equity	$1,305,000	$1,303,640

TriMas Corporation
Consolidated Statement of Income
(Dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
	(unaudited)
Net sales	$203,310	$208,970	$883,830	$857,110
Cost of sales	(157,730)	(159,580)	(675,530)	(639,920)
Gross profit	45,580	49,390	208,300	217,190
Selling, general and administrative expenses	(36,710)	(31,800)	(131,190)	(121,970)
Net gain (loss) on dispositions of assets	17,410	—	21,950	(130)
Operating profit	26,280	17,590	99,060	95,090
Other expense, net:
Interest expense	(3,600)	(3,400)	(14,110)	(14,510)
Debt financing and related expenses	—	—	—	(10,520)
Other income (expense), net	1,870	(150)	2,720	(950)
Other expense, net	(1,730)	(3,550)	(11,390)	(25,980)
Income before income tax expense	24,550	14,040	87,670	69,110
Income tax expense	(5,710)	(1,220)	(21,500)	(11,800)
Net income	$18,840	$12,820	$66,170	$57,310
Basic earnings per share:
Net income per share	$0.45	$0.30	$1.57	$1.33
Weighted average common shares - basic	41,905,216	42,842,566	42,249,244	43,006,922
Diluted earnings per share:
Net income per share	$0.45	$0.30	$1.56	$1.32
Weighted average common shares - diluted	42,139,729	43,086,974	42,478,015	43,281,076

TriMas Corporation
Consolidated Statement of Cash Flows
(Dollars in thousands)

	Twelve months ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$66,170	$57,310
Adjustments to reconcile income to net cash provided by operating activities, net of acquisition impact:
(Gain) loss on dispositions of assets	(21,950)	130
Depreciation	34,120	31,890
Amortization of intangible assets	19,100	21,560
Amortization of debt issue costs	910	960
Deferred income taxes	(1,400)	1,680
Non-cash compensation expense	9,840	9,500
Debt financing and related expenses	—	10,520
Change in legacy liability estimate	5,590	1,450
Increase in receivables	(6,650)	(11,180)
Increase in inventories	(6,970)	(960)
Decrease in prepaid expenses and other assets	6,120	5,030
Increase (decrease) in accounts payable and accrued liabilities	(29,130)	2,120
Other operating activities	(3,180)	4,210
Net cash provided by operating activities	72,570	134,220
Cash Flows from Investing Activities:
Capital expenditures	(45,960)	(45,060)
Acquisition of businesses, net of cash acquired	(64,100)	(34,340)
Cross-currency swap terminations	26,230	—
Net proceeds from dispositions of property and equipment	28,790	220
Net cash used for investing activities	(55,040)	(79,180)
Cash Flows from Financing Activities:
Retirement of senior notes	—	(300,000)
Proceeds from issuance of senior notes	—	400,000
Proceeds from borrowings on revolving credit facilities	12,000	—
Repayments of borrowings on revolving credit facilities	(12,000)	(48,620)
Debt financing fees and senior notes redemption premium	—	(13,570)
Payments to purchase common stock	(36,920)	(19,090)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,380)	(5,230)
Dividends paid	(6,880)	(1,740)
Net cash provided by (used for) financing activities	(46,180)	11,750
Cash and Cash Equivalents:
Increase (decrease) for the year	(28,650)	66,790
At beginning of year	140,740	73,950
At end of year	$112,090	$140,740
Supplemental disclosure of cash flow information:
Cash paid for interest	$12,960	$13,280
Cash paid for income taxes	$20,060	$10,520

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Packaging
Net sales	$105,640	$123,530	$522,180	$533,260
Operating profit	$14,280	$20,000	$81,000	$96,490
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	—	760	830
Business restructuring and severance costs	840	2,140	4,440	4,040
Adjusted operating profit	$15,120	$22,140	$86,200	$101,360

Aerospace
Net sales	$50,760	$47,660	$188,090	$183,340
Operating profit (loss)	$(1,240)	$2,670	$8,060	$13,270
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	2,660	840	3,420	2,490
Purchase accounting costs	—	—	400	—
Adjusted operating profit	$1,420	$3,510	$11,880	$15,760

Specialty Products
Net sales	$46,910	$37,780	$173,560	$140,510
Operating profit	$9,480	$5,360	$30,250	$22,550

Corporate Expenses
Operating profit (loss)	$3,760	$(10,440)	$(20,250)	$(37,220)
Special Items to consider in evaluating operating profit (loss):
Change in legacy liability estimate for asbestos-related costs	5,590	1,450	5,590	1,450
M&A diligence and transaction costs	900	2,070	2,050	2,900
Business restructuring and severance costs	—	430	510	5,950
Adjusted operating profit (loss)	$10,250	$(6,490)	$(12,100)	$(26,920)

Total Company
Net sales	$203,310	$208,970	$883,830	$857,110
Operating profit	$26,280	$17,590	$99,060	$95,090
Total Special Items to consider in evaluating operating profit	9,990	6,930	17,170	17,660
Adjusted operating profit	$36,270	$24,520	$116,230	$112,750

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Net income, as reported	$18,840	$12,820	$66,170	$57,310
Special Items to consider in evaluating quality of net income:
Change in legacy liability estimate for asbestos-related costs	5,590	1,450	5,590	1,450
Business restructuring and severance costs	3,500	3,410	8,520	13,090
M&A diligence and transaction costs	900	2,070	2,050	2,900
Purchase accounting costs	—	—	1,160	830
Reversal of a contingent deferred purchase price liability	(3,560)	—	(3,560)	—
Debt financing and related expenses	—	—	—	10,520
Income tax effect of Special Items (1)	(2,350)	350	(4,060)	(5,480)
Adjusted net income	$22,920	$20,100	$75,870	$80,620

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Diluted earnings per share, as reported	$0.45	$0.30	$1.56	$1.32
Special Items to consider in evaluating quality of EPS:
Change in legacy liability estimate for asbestos-related costs	0.13	0.03	0.13	0.03
Business restructuring and severance costs	0.08	0.08	0.20	0.30
M&A diligence and transaction costs	0.02	0.05	0.05	0.07
Purchase accounting costs	—	—	0.03	0.02
Reversal of a contingent deferred purchase price liability	(0.08)	—	(0.08)	—
Debt financing and related expenses	—	—	—	0.24
Income tax effect of Special Items (1)	(0.06)	0.01	(0.10)	(0.12)
Pre-tax amortization of acquisition-related intangible assets	0.11	0.12	0.45	0.50
Income tax benefit on amortization of acquisition-related intangible assets (1)	(0.03)	(0.03)	(0.12)	(0.12)
Adjusted diluted EPS	$0.62	$0.56	$2.12	$2.24
Weighted-average shares outstanding (2)	42,139,729	43,086,974	42,478,015	43,281,076
(1) Income tax effect of Special Items and amortization of acquisition-related intangible assets is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item or amortization occurred. For the three and twelve month periods ended December 31, 2022 and 2021, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended December 31,
	2022			2021
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$25,930	$2,390	$28,320	$56,480	$2,630	$59,110
Less: Capital expenditures	(14,120)	—	(14,120)	(15,210)	—	(15,210)
Free Cash Flow	11,810	2,390	14,200	41,270	2,630	43,900
Net income	18,840	4,080	22,920	12,820	7,280	20,100
Free Cash Flow as a percentage of net income	63%		62%	322%		218%

	Twelve months ended December 31,
	2022			2021
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$72,570	$16,480	$89,050	134,220	$10,400	$144,620
Less: Capital expenditures	(45,960)	—	(45,960)	(45,060)	—	(45,060)
Free Cash Flow	26,610	16,480	43,090	89,160	10,400	99,560
Net income	66,170	9,700	75,870	57,310	23,310	80,620
Free Cash Flow as a percentage of net income	40%		57%	156%		123%

	December 31, 2022	December 31, 2021
Long-term debt, net	$394,730	$393,820
Less: Cash and cash equivalents	112,090	140,740
Net Debt	$282,640	$253,080

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2023
	Low	High
Diluted earnings per share (GAAP)	$1.67	$1.87
Pre-tax amortization of acquisition-related intangible assets (1)	0.45	0.45
Income tax benefit on amortization of acquisition-related intangible assets	(0.12)	(0.12)
Impact of Special Items (2)	—	—
Adjusted diluted earnings per share	$2.00	$2.20
(1) These amounts relate to acquisitions announced as of February 23, 2023. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.